Exhibit 5

Levy & Boonshoft, P.C.
ATTORNEYS AT LAW
477 Madison Avenue
New York, New York 10022
(212) 751-1414
Facsimile: (212) 751-6943

October 18, 2007

EnterConnect, Inc.
100 Century Center Court
Suite 650
San Jose, California  95112

Re:  Registration Statement on Form SB-2

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form SB-2 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act), for the registration of an aggregate of 4,887,112 shares of Common Stock. $0.001 par value (the “Shares”), of EnterConnect, Inc., a Nevada corporation (the “Corporation”).

We are acting as counsel for the Corporation in connection with the registration for resale of the Shares.  We have examined signed copies of the Registration Statement to be filed with the Commission.  We have also examined and relied upon the minutes of meetings of the Board of Directors of the Corporation as provided to us by the Corporation, the Articles of Incorporation and By-laws of the Corporation, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents or all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and re-sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the States of Nevada and New York and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.  It is understood that this opinion is as of the date of this letter and we disclaim any undertaking to advise you of changes which thereafter may be bought to our attention.

Please note that we are opining only as to the matters expressly set forth herein and no opinion should be inferred as to any other matters.

EnterConnect, Inc.
October 18, 2007

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b) of Regulation S-K under the Securities Act and to the use of our name therein and the related Prospectus under the caption “Legal Matters.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Levy & Boonshoft, P.C.

LEVY & BOONSHOFT, P.C.